FOR IMMEDIATE RELEASE                 For further information
                                      Media Contact:     Martin H. Arnold
                                                         203-964-4621
                                      Investor Contact:  John A. Doumlele
                                                         203-964-4486


               RAYONIER COMPLETES SMURFIT TIMBERLAND ACQUISITION;
                   ANNOUNCES SHAREHOLDER VALUE RETURN PROGRAMS


Key Elements:
         Completion of Acquisition and Increased Cash Flow
         Planned Equity Offering and Use of Proceeds
         Share Repurchase Program
         Dividend Increase of 16%

         STAMFORD, CT, October 25, 1999 - Rayonier (NYSE:RYN) said that it completed today its previously announced timberland purchase from Smurfit-Stone Container Corporation. The company also outlined steps to increase returns to shareholders, including raising its quarterly dividend by 16 percent, and reconfirmed plans for a second quarter 2000 initial public equity offering by its U.S. timberland subsidiary leading to an expansion of its share repurchase programs.

         The final purchase price of the timberland was $710 million for 969,000 owned and leased acres in Georgia, Florida and Alabama. Rayonier now is the seventh largest private timberland owner in the U.S., with 2.2 million acres. The company also has long-term timber rights to approximately 220,000 acres in New Zealand.

         "We made this investment because of the high quality of the land and timber, its proximity to our existing holdings, attractive price, and strong cash returns", said Lee Nutter, Chairman, President and CEO. "We intend to use the increased cash flow generated from this acquisition to maximize near term shareholder returns while prudently investing in our businesses."

         The company said that, as a result of the acquisition, it expects consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to increase next year on a pro forma basis by approximately $74 million, or $2.65 per share. Consolidated free cash flow is also expected to be accretive by 37 cents per share, or 9 percent. As is typical of newly acquired timberland, the properties are expected to be dilutive to quarterly earnings by approximately 18 cents per share in 2000 due to purchase price depletion and interest expense.

         "Now that we have completed the acquisition, we can be more specific as to how we plan to monetize a portion of our U.S. timberland assets and allocate the one-time and ongoing cash that will be generated," Nutter said.

ANTICIPATED TIMBERLAND SUBSIDIARY PUBLIC EQUITY OFFERING AND USE OF PROCEEDS

         Rayonier confirmed its plans to raise $300 to $400 million from a 25-35 percent public equity offering in its U.S. timberlands through either a REIT or Master Limited Partnership. A spring 2000 offering is anticipated, depending on market conditions. The company noted that either of these vehicles will (a) allow it to generate faster growth in its U.S. timber base, and on a self-financing basis, (b) enable the company to obtain low cost capital because of greater tax efficiency for investors, and (c) create a public market valuation of the timberlands that will provide a better basis for valuing Rayonier (parent company) equity.

         "Timberland is a strategic and core business for the company," Nutter said. "By retaining an approximate 70 percent interest in our timberland subsidiary, Rayonier shareholders will directly benefit from the growth in its timberland business and the more transparent value of those assets."

         Proceeds of the equity offering would first be used, within 6-12 months, to repurchase approximately $75 to $100 million of Rayonier shares. The remaining proceeds would be used to reduce debt. As previously announced, in the first half of 2000 the company expects to generate approximately $50 million in sale proceeds, also to be used for debt reduction, from the disposition of non-strategic timberlands.

USE OF EXCESS FREE CASH FLOW BALANCED BETWEEN SHARE REPURCHASES AND CONTINUED GROWTH

         Nutter said that once the new timberlands are fully absorbed, Rayonier will continue its efforts to enhance the value of its other business segments where opportunities present clear and significant returns. However, until those opportunities arise, Nutter said most of the company's excess annual free cash flow would be used to repurchase shares, consistent with maintaining debt and interest coverage ratios at investment grade levels. The company estimated that an annual share repurchase program of $50 to $75 million should then be sustainable. The company estimated the threshold consolidated debt level at $950 million and the Rayonier (parent company) debt at $200 million, but said it intends to work with the credit rating agencies before finalizing those thresholds. With the growth of the company's assets, these thresholds would be adjusted.

INCREASE IN DIVIDEND

         Nutter said the Rayonier Board of Directors today declared an increase in its quarterly dividend from 31 to 36 cents per common share, payable December 31, 1999, to shareholders of record December 10, 1999. The action increases Rayonier's dividend, on an annualized basis, from $1.24 to $1.44.

         "Rayonier has always been a very strong cash flow company and this major timberland acquisition makes us even stronger," Nutter said. "With continued financial discipline, which we believe will not constrain earnings growth, we will be able to return more value in the near term to our shareholders through enhanced dividend and share repurchase programs."

         Comments about market trends, anticipated earnings and future activities are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Changes in the following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: failure of Asian markets to recover as expected; fluctuations in demand for specialty chemical cellulose and fluff pulps, export and domestic logs, and wood products; the impact of such factors on the Company's timber sales in the U.S. and New Zealand; production costs for wood products and for specialty pulps, particularly for raw materials such as wood and chemicals; adverse weather conditions in the Company's operating areas; the possibility of forest fires; and governmental policies and regulations affecting the environment, import and export controls, and taxes; and stock market, interest rate and currency movements.

         Rayonier is a global supplier of timber, specialty pulps, and wood products with customers in 60 countries. The company has nearly 2.5 million acres of timberland in the U.S. and New Zealand. More information about Rayonier is available at www.rayonier.com.

                                     # # #